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                                                                   EXHIBIT 23.1





The Board of Directors
Specialty Equipment Companies, Inc.

We consent to incorporation by reference in the registration statement (No. 33-74604) on Form S-8 of Specialty Equipment Companies, Inc. of our report dated March 17, 1999, relating to the consolidated balance sheets of Specialty Equipment Companies, Inc. and subsidiaries as of January 31, 1998 and 1999, and the related consolidated statements of operations, stockholders equity (deficit) and comprehensive income and cash flows and related schedule for each of the years in the three-year period ended January 31, 1999, which report appears in the January 31, 1999 annual report on Form 10-K of Specialty Equipment Companies, Inc.






                                                         KPMG PEAT MARWICK LLP

Chicago, Illinois
April 12, 1999